Free Writing Prospectus, dated September  18, 2025
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus, dated September 3, 2025
Registration Statement Nos. 333-288942 and 333-288942-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any storm recovery bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on page 2 of this Preliminary Term Sheet.

Duke Energy Progress NC Storm Funding II LLC

(Issuing Entity)

Preliminary TERM SHEET

$460,646,000 Series A Senior Secured Storm Recovery Bonds (the “Bonds”)

Issuing Entity:	Duke Energy Progress NC Storm Funding II LLC

Sponsor, Depositor and Initial Servicer:	Duke Energy Progress, LLC (“DEP”)

Trustee:	U.S. Bank Trust Company, National Association.

Joint Bookrunners:	RBC Capital Markets, LLC Barclays Capital Inc.

Co-mangers	Academy Securities, Inc. CastleOak Securities, L.P. CAVU Securities LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Interest Payment Dates:	July 1 and January 1, commencing July 1, 2026

Initial storm recovery charge as a percentage of customer’s total electricity bill:

The initial storm recovery charge is expected to represent approximately 1.10%* of the total bill, as of July 31, 2025, received by a 1,000 kWh North Carolina residential customer of DEP.

The estimated aggregate initial storm recovery charge for (1) the Bonds, and (2) the 2021 NC Storm Recovery Bonds is expected to represent approximately 2.45%* of the total DEP electric bill, as of July 31, 2025, received by a 1,000 kWh residential customer of DEP.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Tranche	Principal Amount Offered*	Expected Weighted Average Life (years)*	Scheduled Final Payment Date*	Final Maturity Date*	CUSIP	ISIN
A-1	$460,646,000	12.20	01/01/2046	01/01/2048	26443N AA7	US26443NAA72

*            Preliminary, subject to change.

DEP and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents DEP and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, DEP, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling DEP collect at (800) 488-3853, RBC Capital Markets, LLC toll-free at 1-866-375-6829 and Barclays Capital Inc. toll-free at 1-888-603-5847.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, as it may be amended or supplemented. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the storm recovery charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS Preliminary Term Sheet IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the storm recovery bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the storm recovery bonds have been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED SINKING FUND SCHEDULE(1)

Semi-Annual Payment Date	Tranche A-1
07/01/2026	$1,574,350
01/01/2027	$7,224,752
07/01/2027	$7,398,868
01/01/2028	$7,577,181
07/01/2028	$7,759,791
01/01/2029	$7,946,802
07/01/2029	$8,138,320
01/01/2030	$8,334,453
07/01/2030	$8,535,314
01/01/2031	$8,741,015
07/01/2031	$8,951,673
01/01/2032	$9,167,408
07/01/2032	$9,388,343
01/01/2033	$9,614,602
07/01/2033	$9,846,314
01/01/2034	$10,083,610
07/01/2034	$10,326,625
01/01/2035	$10,575,497
07/01/2035	$10,830,366
01/01/2036	$11,091,378
07/01/2036	$11,358,680
01/01/2037	$11,632,424
07/01/2037	$11,912,766
01/01/2038	$12,199,864
07/01/2038	$12,493,880
01/01/2039	$12,794,983
07/01/2039	$13,103,342
01/01/2040	$13,419,132
07/01/2040	$13,742,533
01/01/2041	$14,073,729
07/01/2041	$14,412,905
01/01/2042	$14,760,256
07/01/2042	$15,115,979
01/01/2043	$15,480,274
07/01/2043	$15,853,348
01/01/2044	$16,235,414
07/01/2044	$16,626,687
01/01/2045	$17,027,391
07/01/2045	$17,437,751
01/01/2046	$17,858,000
Total Payments(2)	$460,646,000

(1)	Preliminary, subject to change.

(2)	Total may not add due to rounding.

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE(1)

Semi-Annual Payment Date	Tranche A-1
Issuance Date	$460,646,000
07/01/2026	$459,071,650
01/01/2027	$451,846,898
07/01/2027	$444,448,030
01/01/2028	$436,870,849
07/01/2028	$429,111,058
01/01/2029	$421,164,256
07/01/2029	$413,025,936
01/01/2030	$404,691,483
07/01/2030	$396,156,169
01/01/2031	$387,415,154
07/01/2031	$378,463,481
01/01/2032	$369,296,073
07/01/2032	$359,907,730
01/01/2033	$350,293,128
07/01/2033	$340,446,814
01/01/2034	$330,363,204
07/01/2034	$320,036,579
01/01/2035	$309,461,082
07/01/2035	$298,630,716
01/01/2036	$287,539,338
07/01/2036	$276,180,658
01/01/2037	$264,548,234
07/01/2037	$252,635,468
01/01/2038	$240,435,604
07/01/2038	$227,941,724
01/01/2039	$215,146,741
07/01/2039	$202,043,399
01/01/2040	$188,624,267
07/01/2040	$174,881,734
01/01/2041	$160,808,005
07/01/2041	$146,395,100
01/01/2042	$131,634,844
07/01/2042	$116,518,865
01/01/2043	$101,038,591
07/01/2043	$85,185,243
01/01/2044	$68,949,829
07/01/2044	$52,323,142
01/01/2045	$35,295,751
07/01/2045	$17,858,000
01/01/2046	$0

(1)            Preliminary, subject to change.

Weighted Average Life Sensitivity

		-5% (1.39 Standard Deviations from Mean)		-15% (6.15 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)(2)	WAL (yrs)(2)	Change (days)(1)(2)	WAL (yrs)(2)	Change (days)(1)(2)
A-1	12.20	12.20	0	12.26	21

(1)	Number is rounded to whole days
(2)	Preliminary, subject to change.

Assumptions

In preparing the analysis above, the following assumptions, among others, have been made:

(i)	in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (1.39 standard deviations from mean) or 15% (6.15 standard deviations from mean);

(ii)	the servicer makes timely and accurate semi-annually true-up adjustments (at least quarterly beginning twelve months prior to the scheduled final payment date of the Bonds), but makes no interim true-up adjustments;

(iii)	customer write-off rates are held constant at 0.65%, and DEP remits all storm recovery charges on average 31 days after such charges are billed;

(iv)	for purposes of setting subsequent storm recovery charges, and for purposes of calculating actual storm recovery charge collections, net charge-off rate as a percentage of billed revenue and the average days sales outstanding per customer bill are both held constant at DEP’s current levels which are based on the most recent six-month period;

(v)	ongoing financing costs are equal to projections;

(vi)	during the first payment period, interest will accrue for approximately 9 months and the storm recovery charges will be collected for approximately 7 months;

(vii)	there is no acceleration of the final maturity date of the Bonds; and

(viii)	the principal amount and interest rate of the Bonds represent estimates based on current market conditions. Other than as discussed above, there can be no assurance that the weighted average life or the events of default with respect to the Bonds will be shown.